Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 7, 2025 relating to the financial statements of Brag House Holdings, Inc. as of and for the years ended December 31, 2024 and 2023 appearing in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Boston, MA

December 23, 2025